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                                                                Exhibit 23(d)(1)
              INVESTMENT ADVISORY AND MANAGEMENT SERVICES AGREEMENT

         AGREEMENT made as of this 29th day of January, 2004 by and between Century Capital Management Trust, a Massachusetts business trust that may issue one or more series of shares of beneficial interest (the "Trust"), on behalf of Century Small Cap Select Fund, a series of the Trust (the "Fund"), and Century Capital Management, LLC, a Delaware limited liability company (the "Adviser").

                                    RECITALS

         WHEREAS, the Trustees of the Trust (the "Trustees") desire to employ an investment adviser and management services provider for the Fund, and the Adviser desires to be so employed;

         NOW THEREFORE, the parties hereto intending to be legally bound hereby agree as follows:

         1. Services Undertaken By Adviser.

                  (a) Investment Advisory Services. The Adviser undertakes to act as investment adviser to the Fund and shall, subject to the supervision of the Trustees, invest and reinvest the Fund's property and otherwise direct the investments of the Fund in accordance with the Fund's investment objectives, policies and limitations as provided in the Trust's registration statement filed on Form N-1A or other governing instruments, as amended or supplemented from time to time, the Investment Company Act of 1940 and rules thereunder, as amended from time to time (the "1940 Act"), and such other limitations as the Fund may impose by notice in writing to the Adviser. The Adviser shall furnish for the use of the Fund office space and all necessary office facilities, equipment and personnel for servicing the investments of the Fund; and the Adviser shall pay the salaries and fees of all officers (if any) of the Fund who are simultaneously employees of the Adviser, of all Trustees who are simultaneously employees of the Adviser and of all personnel of the Fund (if any) or the Adviser performing services relating to research, statistical and investment activities. The Adviser is authorized, in its discretion and without prior consultation with the Fund to buy, sell, exchange, convert, lend and otherwise trade in any stocks, bonds, convertible instruments, and other securities, assets and investment instruments on behalf of the Fund, or to hold assets uninvested in cash. The investment policies and all other actions of the Fund are and shall at all times be subject to the control and direction of the Trustees.

                  (b) Management Services. The Adviser shall perform (or arrange for the performance of) the management and administrative services necessary for the operation of the Fund. The Adviser shall, subject to the supervision of the Trustees, perform various services for the Fund, including but not limited to: (i) providing the Fund with office space, equipment and facilities (which may be its own) for maintaining its organization; (ii) on behalf of the Fund, supervising relations with, and monitoring the performance of, custodians, depositories, pricing agents, transfer agents, accountants, attorneys, underwriters, brokers and dealers, insurers and other persons in any capacity


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         deemed to be necessary or desirable; (iii) preparing all general shareholder communications, including shareholder reports; (iv) conducting shareholder relations; (v) maintaining the Fund's existence and its records; and (vi) during such times as shares are publicly offered, maintaining the registration and qualification of the Fund's shares under applicable federal and state securities laws.

                  (c) Other Services and Undertakings. The Adviser shall furnish such reports, evaluations, information or analyses to the Fund as the Trustees may request from time to time or as the Adviser may deem to be desirable. The Adviser shall make recommendations to the Trustees as to policies regarding the Fund and shall carry out such policies as are adopted by the Trustees. The Adviser shall, subject to review by the Trustees, furnish such other services as the Adviser shall from time to time determine to be necessary or desirable.

                  (d) Brokerage. The Adviser shall place orders and negotiate the commissions (if any) for the execution of transactions in securities with or through such brokers, dealers, underwriters, agents, issuers or others as the Adviser may select, which may (subject to applicable requirements of the 1940 Act) include brokers or dealers affiliated with the Adviser. The Adviser shall use its best efforts to seek to execute Fund transactions at prices that are advantageous to the Fund and at commission rates that are reasonable in relation to the benefits received. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Fund and/or the other accounts over which the Adviser or its affiliates exercise investment discretion. The Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities that the Adviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Trustees may periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Fund.

         2. Interested Persons; Status. It is understood that Trustees, officers, employees and shareholders of the Fund are or may become interested in the Adviser as directors, officers, employees, managers, members or otherwise, and that directors, officers, employees, managers or members of the Adviser are or may become similarly interested in the Trust, and that the Adviser may be or become interested in the Trust as a shareholder or otherwise. In acting hereunder, the Adviser shall be an independent contractor. The Adviser shall not be an agent of the Trust.

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         3. Compensation.

                  (a) For the services to be performed hereunder, the Adviser shall receive an investment advisory fee (the "Investment Advisory Fee") at an annual rate of 0.95% of the net asset value of the Fund. The Investment Advisory Fee shall be paid to the Adviser in arrears as soon as practicable following the last business day of each calendar month. The initial fee payment under this Agreement shall be made as soon as practicable following the last business day of the calendar month in which falls the effective date of this Agreement and shall be prorated as set forth below.

                  (b) The fee to the Adviser shall be prorated for the portion of any calendar month in which this Agreement is in effect that is not a complete month according to the proportion that the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month. The final payment hereunder shall be payable within ten (10) days after the date of termination. The Adviser in its sole discretion shall retain the right at any time to forego and waive any monthly fee or part thereof.

         4. Fund Expenses.

                  (a) General Expenses. It is understood that the Fund will pay all its expenses other than those expressly stated to be payable by the Adviser under Section 1 above, which expenses payable by the Fund shall include, without limitation, (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase or sale of securities and other investment instruments; (iii) fees and expenses of the Trustees other than those who are employees of the Adviser; (iv) legal and audit expenses; (v) custodian, accounting services and registrar fees and expenses; (vi) fees, expenses and costs related to transfer agent and shareholder services functions, whether performed by the Fund, the Adviser, related persons or independent parties; (vii) fees and expenses related to the registration and qualification of the Trust and the Fund's shares for distribution under state and federal securities laws; (viii) expenses of printing and mailing reports and notices and proxy material (if any) to shareholders of the Fund; (ix) all other expenses incidental to holding meetings of, or soliciting consents from, the Fund's shareholders (if and whenever required), including proxy solicitations therefor; (x) all expenses of bond, liability, fidelity and other insurance coverage required by law or deemed advisable by the Trustees; (xi) any fees, dues, or expenses related to the Fund's membership in any industry association or other investment organization; (xii) expenses of preparing, printing and mailing Prospectuses and Statements of Additional Information and supplements thereto; (xiii) expenses incurred pursuant to the Fund's Distribution and Service Plan; and (xiv) such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Fund is a party and the legal obligation which the Fund may have to indemnify the Fund's officers and the Trustees with respect thereto. The Fund shall reimburse the Adviser, on demand, for any of such expenses that are borne by it, the amount of which shall not constitute any part of, and shall be paid in addition to, the Investment Advisory Fee.

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                  (b) Transfer Agent and Shareholder Services Functions.
         Personnel of the Adviser may assist the Fund in performing transfer agent and shareholder Services functions with respect to shares of the Fund. In this event, such personnel would remain employees of the Adviser, and the Fund would reimburse the Adviser, on demand, for an amount of salary, payroll tax and personnel benefit payments made by the Adviser proportionate to the level of transfer agent and shareholder services functions performed by such personnel. The amount of such reimbursement shall not constitute any part of, and shall be paid in addition to, the Investment Advisory Fee.

                  (c) Financial, Accounting, Administrative and Clerical Services. Personnel of the Adviser may assist the Fund in performing financial, accounting, administrative and clerical services. In this event, such personnel would remain employees of the Adviser, and the Fund would reimburse the Adviser, on demand, for an amount of salary, payroll tax and personnel benefit payments made by the Adviser proportionate to the level of such services performed by such personnel. The amount of such reimbursement shall not constitute any part of, and shall be paid in addition to, the Investment Advisory Fee.

         5. Non-Exclusivity. The services of the Adviser to the Fund are not to be deemed exclusive, the Adviser being free to render services to others and engage in other activities; provided, however, that such other services and activities do not interfere, in a material manner, with the Adviser's ability to meet all of its obligations hereunder.

         6. Permitted Uses. The Trust acknowledges that the word "Century" as used in the name of the Trust and the Fund is a property right the use of which is licensed to the Adviser by a third party. The Adviser hereby grants to the Trust and the Fund the right to use the word "Century" in their corporate names. The Trust agrees that, at the written request of the Adviser, the Trust will take or cause to be taken all action necessary to change its and the Fund's respective corporate names to eliminate the word "Century".

         7. Term.

                  (a) Subject to prior termination as provided in sub-paragraph
         (d) of this paragraph 7, this Agreement shall continue in force through the date that is two years after the date of this Agreement and indefinitely thereafter, but only so long as the continuance after such date shall be specifically approved at least annually by vote of the Trustees or by vote of a majority of the outstanding voting securities of the Fund.

                  (b) This Agreement may be modified by mutual consent, subject to the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the Securities and Exchange Commission (the "Commission"), or any rules or regulations adopted by, or interpretative releases of, the Commission.

                  (c) In addition to the requirements of sub-paragraphs (a) and
         (b) of this paragraph 7, the terms of any continuance or modification of this Agreement must have been approved by the vote of a majority of those Trustees who are not parties to the Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

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                  (d) Either party hereto may at any time on sixty (60) days'
         prior written notice to the other, terminate this Agreement without payment of any penalty by action of the Trustees or vote of a majority of the outstanding voting securities of the Fund (in the case of the Fund) or by action of the Board of Directors of the Adviser (in the case of the Adviser). This Agreement shall terminate automatically in the event of its assignment.

         8. Limitation of Liability of Trustees and Shareholders. A copy of the Trust's Agreement and Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund. The Adviser shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Fund, from any other series of the Trust or from the Trustees or any individual Trustee. The Adviser understands that the rights and obligations of any series under the Agreement and Declaration of Trust or other organizational document are separate and distinct from those of any and all other series.

         9. Limitation of Liability of Adviser. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Fund or to any shareholder of the Fund or to any other person for any act or omission or any mistake in judgment in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security or other investment instrument.

         10. Definitions. The terms "vote of a majority of the outstanding voting securities," "assignment," and "interested persons," when used herein, shall have the respective meanings specified in the 1940 Act and rules thereunder, as now in effect or as hereafter amended, and subject to such orders as may be granted by the Commission.

         11. Miscellaneous.

                  (a) This Agreement represents the entire understanding and agreement between the parties and shall not be modified or amended except by an instrument in writing signed by the parties.

                  (b) This Agreement shall be governed by and construed and enforced in accordance with the laws of The Commonwealth of Massachusetts.



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         IN WITNESS WHEREOF the parties have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.

                                            CENTURY CAPITAL MANAGEMENT TRUST, on
                                            behalf of its CENTURY SMALL CAP
                                            SELECT FUND series

                                            By: /s/ ALLAN W. FULKERSON
                                                -------------------------------
                                                Name:  Allan W. Fulkerson
                                                Title:

                                            CENTURY CAPITAL MANAGEMENT, LLC

                                            By: /s/ DAVIS FULKERSON
                                                -------------------------------
                                                Name:  Davis Fulkerson
                                                Title:  Managing Director
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